Exhibit 99.1

PHH Corporation Provides Update on Proposed Merger with Ocwen Financial Corporation

Mount Laurel, NJ — September 28, 2018 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) announced today an update on its proposed merger with Ocwen Financial Corporation (NYSE: OCN) (“Ocwen”).

PHH and Ocwen have been working diligently to meet all closing conditions to the merger, including obtaining the requisite consents from governmental agencies and state regulatory and licensing entities. The parties have now received all state regulatory and governmental entity consents in order to be in a position to close and intend to consummate the merger within the next 10 days.

As previously announced on February 27, 2018, if the merger is consummated, Ocwen will acquire all of the Company’s outstanding shares of common stock in an all cash transaction valued at approximately $360 million or $11.00 per fully diluted share.

About PHH Corporation

PHH Corporation (NYSE: PHH), through its subsidiary PHH Mortgage, is one of the largest subservicers of residential mortgages in the United States. PHH Mortgage provides servicing and portfolio retention solutions to investors of mortgage servicing rights, financial and wealth management institutions, regional and community banks, and credit unions. Headquartered in Mount Laurel, New Jersey, the Company has been providing mortgage lending and servicing solutions since 1984 and is dedicated to responsible and ethical practices while delivering an exceptional customer experience. For additional information, please visit www.phh.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Mike Bogansky

mike.bogansky@phh.com

(856) 917-9064

Media

Dico Akseraylian

dico.akseraylian@phh.com

(856) 917-0066